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                             YARDVILLE NATIONAL BANK
                 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("SERP")
                      SUMMARY OF TERMS FOR TIMOTHY J. LOSCH

         Eligibility.
         ------------

The Board has established your eligibility to participate in the SERP. Your Eligibility Date of 01/01/98 will be carried forward from the prior survivor income plan between you and the Bank.

         Accrued Benefit.
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Your accrued benefit under the SERP will be equal to a Target Benefit (40% of
Final Average Earnings) multiplied by a fraction: "Years of Participation" over the full number of years beginning on your Eligibility Date and ending on your Normal Retirement Date.

Years of Participation means the number of full years measured from your Eligibility Date.

Final Average Earnings is the average of the high three years' compensation out of the last five years of employment. Compensation taken into account includes salary, bonus and pre-tax deferrals under other benefit arrangements, but excludes payments received under equity compensation arrangements, any cost of living differential and automobile allowances.

Normal Retirement Age is age 65. Based on your date of birth of May 22, 1950, your Normal Retirement Date will June 1, 2015.

         Vesting.
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The Vested Amount will be determined by using a vesting percentage which is the same percentage as is used to determine the Accrued Benefit. However, special rules apply in the case of death, Disability and termination following a Change in Control.

For example, assume you terminate employment voluntarily with the Bank in January, 2013 at age 62. Your Vested Amount is a fraction equal to the full number of years of participation in the SERP (15) over the full number of years from your Eligibility Date to your Normal Retirement Date (17). Thus, you are 88% vested in whatever pension you have earned to that point.

Complete vesting (in the accrued benefit you have earned to date) occurs upon:

         o        retirement after your Normal Retirement Date
         o termination of employment by the Bank within three years following a Change in Control (after three years, the regular rules apply, and you will earn vesting credit over your years of service until normal retirement)
         o voluntary termination of employment by you within six months following a Change in Control, under limited circumstances
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In addition, you will qualify for benefits if your employment terminates due to death or disability. Disability means a condition that qualifies you for receipt of disability income payments under the Bank's long-term disability plan.

Your benefits under the Plan will be forfeited if you are terminated for cause at any time.

"Change in Control" means an acquisition directly or indirectly by any person or entity of the ownership of or power to vote 40% or more of the outstanding voting securities of the Bank.

"Cause" means a significant deficiency in performance, disloyalty, fraud, violation of federal or state law involving commission of a crime against the Bank and the commission of a felony or gross misdemeanor against others.

         Distributions
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Distributions will generally be paid in 180 monthly installments beginning on the first day of the month following the later of termination of employment or your Normal Retirement Age. Distributions that would be payable in monthly amounts less than $100 will be automatically commuted to an actuarially equivalent lump-sum. You may request payment in a lump-sum rather than in monthly installments.

Distributions will be accelerated upon death, Disability or certain circumstances following a Change in Control as described above. In those instances, payments will begin on the first day of the month following the triggering event.

Distributions upon death are payable to your designated Beneficiary. If no effective designation has been made, payments will be made to the your estate.

In the event of Disability, a pension is payable to you in an amount equal to 100% of your Final Average Earnings as of the first day of the 7th month following the onset of your Disability. Any Disability payments you receive under the SERP will be reduced by Social Security disability benefits and by any amounts received by you under the Bank's long-term disability plan. Your disability pension ends at the same time as your Bank-provided disability insurance. After that, the usual rules of the SERP apply, and you will qualify for a SERP benefit based on your years of service at termination of employment.

         Administration
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The Plan is administered by a committee appointed by the Board (the
"Committee"). The Committee has the discretion to take remedial action, resolve discrepancies and establish rules, forms and procedures for the administration of the Plan. The Plan also contains a detailed Claims procedure.

This is a summary of the Supplemental Executive Retirement Plan and how it applies to you. In the case of any discrepancy, the terms of the formal SERP document, as interpreted by the administrative committee appointed by the Board, control